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                                                                     EXHIBIT (5)



                                October 27, 1997


W. H. Brady Co.
6555 West Good Hope Road
P.O. Box 571
Milwaukee, Wisconsin  53201-0571

     Re: W.H. Brady Co. 1997 Omnibus Incentive Stock Plan and W.H. Brady Co. 1997 Nonqualified Stock Option Plan for Non-Employee Directors

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of W. H. Brady Co. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to 2,000,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, of the Company pursuant to the Company's 1997 Omnibus Incentive Stock Plan and the proposed issuance by the Company of up to 125,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, of the Company pursuant to the Company's 1997 Nonqualified Stock Option Plan for Non-Employee Directors (collectively, the "Plans"). The total 2,125,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, that may be issued under the Plans are hereafter collectively referred to as the "Shares."

     We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plans; (iv) the corporate proceedings relating to the adoption and approval of the Plans and the authorization for the issuance of the Shares; and (v) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.

     On the basis of the foregoing, we advise you that, in my opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The Shares, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical



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W. H. Brady Co.
October 27, 1997
Page 2

          predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664
          (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

     One of the Registrant's directors and its Secretary, Peter Lettenberger, is a partner of Quarles & Brady, which serves as general counsel to the Registrant.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                  Very truly yours,

                                                  /s/ Quarles & Brady

                                                  Quarles & Brady





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